Filed pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus, dated February 26, 2015

Relating to Preliminary Prospectus Supplement dated February 26, 2015

Registration No. 333-202282

WILLIAMS PARTNERS L.P.

$1,250,000,000 3.60% Senior Notes due 2022

$750,000,000 4.00% Senior Notes due 2025

$1,000,000,000 5.10% Senior Notes due 2045

PRICING TERM SHEET

Dated: February 26, 2015

Issuer:	Williams Partners L.P.

Security Type:	3.60% Senior Notes due 2022 (the “2022 notes”) 4.00% Senior Notes due 2025 (the “2025 notes”) 5.10% Senior Notes due 2045 (the “2045 notes”)

Pricing Date:	February 26, 2015

Settlement Date:	March 3, 2015 (T+3)

Maturity Date:	March 15, 2022 (2022 notes) September 15, 2025 (2025 notes) September 15, 2045 (2045 notes)

Ratings:	Baa2/BBB/BBB (stb/stb/neg)

Principal Amount:	$1,250,000,000 (2022 notes) $750,000,000 (2025 notes) $1,000,000,000 (2045 notes)

Benchmark:	UST 1.50% due January 31, 2022 (2022 notes) UST 2.00% due February 15, 2025 (2025 notes) UST 3.00% due November 15, 2044 (2045 notes)

Benchmark Price:	97-22 + (2022 notes) 99-21 (2025 notes) 107-18 + (2045 notes)

Benchmark Yield:	1.855% (2022 notes) 2.038% (2025 notes) 2.631% (2045 notes)

Spread to Benchmark:	+ 175 bps (2022 notes) + 200 bps (2025 notes) + 250 bps (2045 notes)

Yield to Maturity:	3.605% (2022 notes) 4.038% (2025 notes) 5.131% (2045 notes)

Coupon:	3.60% (2022 notes) 4.00% (2025 notes) 5.10% (2045 notes)

Public Offering Price:	99.968% (2022 notes) 99.675% (2025 notes) 99.522% (2045 notes)

Make-Whole Call:	T + 30 bps (Prior to January 15, 2022) (2022 notes) T + 30 bps (Prior to June 15, 2025) (2025 notes) T + 40 bps (Prior to March 15, 2045) (2045 notes)

Par Call:	On or after January 15, 2022 (2022 notes) On or after June 15, 2025 (2025 notes) On or after March 15, 2045 (2045 notes)

Use of Proceeds:	We estimate that the net proceeds to us from this offering of notes will be approximately $2.970 billion after deducting estimated underwriting discounts and commissions and offering expenses payable by us. We intend to use the net proceeds of this offering to repay indebtedness, which may include amounts outstanding under our commercial paper program and our credit facility, to fund capital expenditures and for general partnership purposes.

Interest Payment Dates:

March 15 and September 15, commencing September 15, 2015 (2022 notes)

March 15 and September 15, commencing September 15, 2015 (2025 notes)

March 15 and September 15, commencing September 15, 2015 (2045 notes)

CUSIP / ISIN:	96949LAA3 / US96949LAA35 (2022 notes) 96949LAB1 / US96949LAB18 (2025 notes) 96949LAC9 / US96949LAC90 (2045 notes)

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. RBC Capital Markets, LLC

Senior Co-Managers:	BBVA Securities Inc. DNB Markets, Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities (USA) Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BOSC, Inc. a subsidiary of BOK Financial Corp. TD Securities (USA) LLC PNC Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Merrill Lynch, Pierce, Smith & Fenner Incorporated at 1-800-294-1322 and Wells Fargo Securities, LLC at 1-800-645-3751.